EXHIBIT 5.1

THE WILLARD OFFICE BUILDING 1455 PENNSYLVANIA AVENUE, N.W. WASHINGTON, DC 20004 +1 202 942 8400 +1 202 942 8484 fax wilmerhale.com

August 6, 2004

Red Hat, Inc.

1801 Varsity Drive

Raleigh, NC 27606

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-113312) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 5, 2004, as amended by Amendment No. 1 to Form S-3 filed with the Commission on May 19, 2004 and Amendment No. 2 to Form S-3 to be filed with the Commission on the date hereof (as amended, the “Registration Statement”), for the registration of an aggregate of 3,284,041 shares of Common Stock, $0.0001 par value per share (the “Shares”), of Red Hat, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain securityholders of the Company. 1,979,046 of the Shares (the “Initial Shares”) were issued upon the closing of the merger provided for in the Agreement and Plan Merger dated as of December 17, 2003, by and among the Company, Wild Acquisition Corp., and Sistina Software, Inc. (the “Merger Agreement”); up to 13,290 of the Shares are issuable upon exercise of options assumed by the Company pursuant to the Merger Agreement, including 6,879 shares issuable in connection with an earn-out provided for in the Merger Agreement (the “Option Shares”); 7,365 of the Shares are issuable pursuant to warrants assumed by the Company pursuant to the Merger Agreement, including 3,812 shares issuable in connection with an earn-out provided for in the Merger Agreement (the “Warrant Shares”); and up to 1,284,340 of the Shares (the “Earn-out Shares”) are also issuable in connection with an earn-out provided for in the Merger Agreement.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, the Sistina Software, Inc. 1997 Omnibus Stock Plan (the “Plan”) and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion below, insofar as it relates to the Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company.

We assume that the appropriate action has been taken to register and qualify the Initial Shares for sale under all applicable state securities or “blue sky” laws. We assume that the appropriate action will be taken, prior to the issuance of the Earn-out Shares in accordance with the Merger Agreement, to register and qualify the Earn-out

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NEW YORK    NORTHERN VIRGINIA    OXFORD    PRINCETON    WALTHAM    WASHINGTON

Red Hat

August 6, 2004

Shares for sale under all applicable state securities or “blue sky” laws. We assume that the appropriate action will be taken, prior to the issuance of the Option Shares in accordance with the Merger Agreement, the Plan and the applicable option agreements, to register and qualify the Option Shares for sale under all applicable state securities or “blue sky” laws. We assume that the appropriate action will be taken, prior to the issuance of the Warrant Shares in accordance with the Merger Agreement and the applicable warrant agreements, to register and qualify the Warrant Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the District of Columbia, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Shares have been duly authorized;

(ii)	the Initial Shares are validly issued, fully paid and nonassessable;

(iii)	when the Earn-out Shares are issued in accordance with the terms and conditions of the Merger Agreement, the Earn-out Shares will be validly issued, fully paid and nonassessable;

(iv)	when the Option Shares are issued in accordance with the terms and conditions of the Merger Agreement and the Plan, the Option Shares will be validly issued, fully paid and nonassessable; and

(v)	when the Warrant Shares are issued in accordance with the terms and conditions of the Merger Agreement and the applicable warrant agreements, the Warrant Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ DAVID SYLVESTER
David Sylvester, a Partner